NEWS RELEASE                                  For Further Information Contact:
                                              Stanley D. Green
                                              Executive Vice President - Finance
                                               and Corporate Development
                                              (501) 521-1141



                  SOUTHWESTERN ENERGY COMPANY ANNOUNCES 1996 RESULTS

     FAYETTEVILLE, ARKANSAS - February 10, 1997...Southwestern Energy Company (NYSE:SWN) today reported 1996 net income of $19.2 million, or $.78 per share, compared to $11.2 million, or $.45 per share, in 1995. Revenues in 1996 were $189.2 million compared to $153.1 million in 1995. For the quarter ended December 31, 1996, net income was $6.8 million, or $.28 per share, compared to $4.8 million, or $.19 per share, for the same period in 1995. Revenues for the fourth quarter of 1996 were $60.8 million, compared to $45.3 million for the fourth quarter of 1995.
     Southwestern also announced that it added 87.6 billion cubic feet (Bcf) equivalent oil and gas reserves from drilling and from acquisitions of producing properties in 1996. After production and downward revisions of previous estimates, the Company's oil and gas reserves were 346.9 Bcfe at December 31, 1996, up from 307.8 Bcfe at the end of 1995.
     Charles E. Scharlau, Chairman and Chief Executive Officer of Southwestern, said that the year-to-year improvement in operating results was evident in both of the Company's major business segments: "Our exploration and production segment benefited from improved natural gas prices while our gas distribution segment had increased deliveries to end-use customers due to colder weather and customer growth."

Gas, Oil Production Higher
     Gas and oil production in 1996 was 37.1 Bcfe, up from 35.9 Bcfe in 1995. For the quarter ended December 31, 1996, gas and oil production was 9.6 Bcfe, compared to 8.8 Bcfe for the same period in 1995.
                                   - MORE -

     Gas production in 1996 totaled 34.8 Bcf, up from 34.5 Bcf in 1995. For the quarter ended December 31, 1996, gas production was 8.7 Bcf, compared to 8.4 Bcf for the same period in 1995. Sales to Southwestern's own utility systems increased to 16.3 Bcf during 1996, compared to 13.9 Bcf for the same period in 1995. The colder weather in early 1996 resulted in a higher level of withdrawals from the utility's storage facilities and thus increased its demand for supplies to replenish those facilities. The increase in sales to the utility were partially offset by a reduction in sales to unaffiliated purchasers. Sales to unaffiliated purchasers were 18.5 Bcf in 1996, compared to 20.6 Bcf for the same period in 1995.
     Oil production during 1996 totaled 391,000 barrels, up from 229,000 barrels in 1995. The increase was due primarily to producing properties acquired during 1995 and 1996.
     Southwestern  received an average  price of $2.26 per  thousand  cubic feet
(Mcf) for its gas production during 1996, up from $1.72 per Mcf in 1995. The Company's average sales price for oil production in 1996 was $21.21 per barrel, up from $17.15 per barrel in 1995.

Property Acquisitions Increase Reserves
     The Company owned total oil and gas reserves of 346.9 Bcfe at December 31, 1996, an increase of approximately 13% from 307.8 Bcfe at the end of 1995. Southwestern's natural gas reserve additions for 1996 were 49.1 Bcf, including
16.4 Bcf from drilling and 32.7 Bcf from purchases of reserves in place. After production of 34.8 Bcf and net downward revisions of 11.7 Bcf, the Company owned
297.5 Bcf of proved natural gas reserves at December 31, 1996, up from 294.9 Bcf at the end of 1995.
     The Company added 6,350,000 barrels of oil reserves during 1996 through producing property acquisitions and 61,000 barrels from drilling. After production of 391,000 barrels, net upward revisions of 74,000 barrels, and dispositions of 8,000 barrels, the Company's proved oil reserves were 8,238,000 barrels at the end of 1996, up from 2,152,000 barrels at the end of 1995.

Utility Deliveries Up 9%, Reflect Colder Weather and Strong Customer Growth
     Deliveries of Southwestern's utility systems during 1996 to sales and end-use transportation customers reflected continued strong customer growth and weather which was 5%
                                   - MORE -
colder than normal and 6% colder than in 1995. The Company's utility systems delivered 35.4 Bcf to these customers during 1996, up from 32.6 Bcf in 1995. Growth in the average number of utility customers was approximately 2% in 1996. The growth was the result of continued strong economic development in the Company's service territories, particularly in northwest Arkansas.
     The Company's average utility sales rate increased to $4.57 per Mcf during 1996, up from $4.12 per Mcf in 1995. The increase reflected higher prices paid for purchases of natural gas which are passed through to customers under automatic adjustment clauses.

Capital Spending Up In 1996; 1997 Budget 28% Lower
         Southwestern also reported total capital spending of $124.9 million in 1996 consisting of $110.3 million for exploration and production, $12.8 million for utility system improvements and $1.8 million for other purposes. The exploration and production expenditures for 1996 included $45.8 million for producing property acquisitions. Capital spending budgeted for 1997 totals $90.3 million, a decrease of 28% from actual spending in 1996. Spending plans for 1997 include $75.4 million for exploration and production, $12.3 million for utility system improvements and $2.6 million for other purposes. The exploration and production spending budget includes $20.0 million for producing property acquisitions.
     "A substantial part of our exploration and production capital spending in 1996 was directed toward the acquisition of 3-D seismic data and leasehold acreage for major projects in south Louisiana and along the Texas Gulf Coast," said Scharlau. "These costs didn't add reserves in 1996, but have helped us build a significant inventory of prospects which we have begun to drill in 1997."
     Southwestern is a diversified natural gas company whose wholly-owned subsidiaries are engaged in gas and oil exploration and production, natural gas gathering, transmission, and marketing, and natural gas distribution.

                                   # # #

                         Financial Summary Follows

                                                                     Page 1 of 2
                           SOUTHWESTERN ENERGY COMPANY
                                AND SUBSIDIARIES

Statements of Income    (Unaudited)
                                           Three Months          Twelve Months
Periods Ended December 31                1996        1995      1996        1995
--------------------------------------------------------------------------------
                                      ($ in thousands, except per share amounts)
Operating Revenues
Gas sales                             $ 55,725    $ 42,402   $174,738  $142,455
Oil sales                                3,726       1,094      8,294     3,924
Gas transportation                         998       1,158      4,210     4,964
Other                                      359         610      1,984     1,768
--------------------------------------------------------------------------------
                                        60,808      45,264    189,226   153,111
--------------------------------------------------------------------------------

Operating Costs and Expenses
Purchased gas costs                     17,244      12,769     42,851    37,133
Operating and general                   14,406      12,193     50,509    44,436
Depreciation, depletion
  and amortization                      11,349       8,823     42,394    35,992
Taxes, other than income taxes           1,664       1,263      5,476     4,362
--------------------------------------------------------------------------------
                                        44,663      35,048    141,230   121,923
--------------------------------------------------------------------------------


Operating Income                        16,145      10,216     47,996    31,188
Interest Expense                         3,947       3,127     13,044    11,167
Other Income (Expense)                  (1,321)      1,191     (4,015)   (1,227)
--------------------------------------------------------------------------------

Income Before Provision
  for Income Taxes                      10,877       8,280     30,937    18,794
--------------------------------------------------------------------------------
Provision for Income Taxes
     Current                            (4,859)     (4,175)    (5,569)   (4,908)
     Deferred                            8,887       7,386     17,320    12,167
--------------------------------------------------------------------------------
                                         4,028       3,211     11,751     7,259
--------------------------------------------------------------------------------
Income Before Extraordinary Item         6,849       5,069     19,186    11,535
Extraordinary Loss Due to Early
  Retirement of Long-Term Debt
  (Net of $185 Tax Benefit)                -          (295)        -       (295)
--------------------------------------------------------------------------------
Net Income                            $  6,849    $  4,774   $ 19,186  $ 11,240
================================================================================
Earnings Per Share
Income Before Extraordinary Item         $0.28       $0.20      $0.78     $0.46
Extraordinary Loss Due to Early
  Retirement of Long-Term Debt
  (Net of $185 Tax Benefit)                -         (0.01)        -      (0.01)
--------------------------------------------------------------------------------
Net Income                               $0.28       $0.19      $0.78     $0.45
================================================================================

Weighted Average Common
     Shares Outstanding             24,710,827  24,694,630 24,705,256 25,130,781
================================================================================


Cash Flows From Operations
  (Before Working Capital Changes)    $28,455     $19,154    $ 82,958  $ 60,375
================================================================================


                                                                     Page 2 of 2
                           SOUTHWESTERN ENERGY COMPANY
                                 AND SUBSIDIARIES

Operating Statistics
                                           Three Months          Twelve Months
Periods Ended December 31                1996        1995      1996        1995
--------------------------------------------------------------------------------
Gas Production (Bcf)
  Affiliated sales                        4.3         4.4      16.3        13.9
  Unaffiliated sales                      4.4         4.0      18.5        20.6
--------------------------------------------------------------------------------
    Total                                 8.7         8.4      34.8        34.5
--------------------------------------------------------------------------------
Average price per Mcf                   $2.45       $1.92     $2.26       $1.72
================================================================================

Oil production (MBbls)                    162          65       391         229
Average price per Bbl                  $23.05      $16.90    $21.21      $17.15
================================================================================

Distribution deliveries (Bcf):
  End-use customers                      10.8        10.5      35.4        32.6
  Off-system deliveries                   0.4         1.3       3.6         9.8
Average sales rate                      $5.00       $3.89     $4.57       $4.12
Average number of customers           170,327     166,155   168,603     164,705
Degree days                             1,674       1,749     4,627       4,376
================================================================================


Capital Expenditures By Segment

Exploration and production           $ 45,215    $ 27,574   $110,352   $ 82,237
Gas distribution                        3,293       5,620     12,752     18,523
Other                                     994         141      1,809        866
--------------------------------------------------------------------------------
                                     $ 49,502    $ 33,335   $124,913   $101,626
================================================================================


Condensed Balance Sheets    (Unaudited)

Current assets                                             $ 72,933    $ 63,896
Investments                                                   6,557       9,114
Property, plant and equipment, net                          568,702     485,819
Other assets                                                 11,998      10,264
--------------------------------------------------------------------------------
  Total assets                                             $660,190    $569,093
================================================================================

Current liabilities                                        $ 41,822    $ 45,410
Long-term debt, less current maturities                     275,214     207,757
Deferred income taxes                                       130,686     117,564
Other liabilities                                             4,527       3,858
Shareholders' equity                                        207,941     194,504
--------------------------------------------------------------------------------
  Total liabilities and shareholders' equity               $660,190    $569,093
================================================================================